UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	December 9, 2004

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

275 North Middletown Road Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

A. On December 9, 2004, the Board of Directors of Hudson Technologies, Inc. (the "Registrant") approved stock option bonuses (the "2004 Option Bonus Award") under which, on January 3, 2005, the Registrant will issue stock options ("Options") under one of the Registrant's existing Stock Option Plans to purchase: (i) 93,750 shares of its common stock to Kevin J. Zugibe, its Chief Executive Officer, (ii) 62,500 shares of its common stock to Brian F. Coleman, its President, (iii) 46,875 shares of its common stock to Charles F. Harkins, its Vice President of Sales and Operations, (iv) 31,250 shares of its common stock to Stephen P. Mandracchia, its Vice President and (v) 31,250 shares to James R. Buscemi, its Chief Financial Officer. All such Options will be issued at an exercise price equal to the closing sale price of the Registrant's common stock on the issuance date, and will vest in eight equal quarterly installments over a two year period with the first installment vesting on April 1, 2005 and expire on January 3, 2015, subject to earlier termination in certain circumstances.

B. On December 9, 2004, the Board of Directors of Hudson Technologies, Inc. (the "Registrant") approved a bonus plan (the "2005 Bonus Plan"). The 2005 Bonus Plan provides for the award of the following:

    The Registrant will issue stock options under one of the Registrant's existing Stock Option Plans to purchase: (i) 75,000 shares of its common stock to Kevin J. Zugibe, its Chief Executive Officer, (ii) 50,000 shares of its common stock to Brian F. Coleman, its President, (iii) 37,500 shares of its common stock to Charles F. Harkins, its Vice President of Sales and Operations, (iv) 25,000 shares of its common stock to Stephen P. Mandracchia, its Vice President and (v) 25,000 shares to James R. Buscemi, its Chief Financial Officer. All such stock options will be issued quarterly in four equal installments, with the first quarterly installment to be issued on April 1, 2005 and the final installment to be issued on January 2, 2006. Such stock options will be issued at an exercise price equal to the closing sale price of the Registrant's common stock on the issuance date for each installment, and each installment will vest in eight equal quarterly installments over a two year period with each installment vesting on the first day of the succeeding quarter (e.g., Options issued on April 1, 2005 will vest quarterly commencing July 1, 2005), and will expire ten (10) years from the date of issuance, subject to earlier termination in certain circumstances.

    The Registrant will establish at the end of fiscal year 2005 a bonus pool for the payment of cash bonuses to some or all of the following persons: Kevin J. Zugibe, Brian F. Coleman, Charles F. Harkins, Stephen P. Mandracchia and James R. Buscemi (collectively, the "Executive Officers"), as well as to several other key employees of the Registrant. The amount of the bonus pool to be established has not been determined, but will be based upon the Registrant achieving earnings for the fiscal year 2005 in excess of a pre-determined level for fiscal 2005 (the "Benchmark"), up to a maximum bonus pool of $250,000. In the event the Registrant's 2005 earnings exceed the Benchmark, cash bonuses may be paid out of the bonus pool to some or all of the Executive Officers. The Board of Directors will determine which, if any, of the Executive Officers are to receive a cash bonus, as well as the amount of the cash bonus to be paid to each such Executive Officer, which determination will be made, in the discretion of the Board of Directors, based upon the overall 2005 financial results of the Registrant as well as on the personal performance of each Executive Officer during 2005.

    In addition to the foregoing, in the event the Registrant's 2005 earnings exceed the Benchmark, on January 2, 2006 the Registrant will issue stock options (the "Benchmark Options") to some or all of the Executive Officers. The Board of Directors will determine which, if any, of the Executive Officers are to receive Benchmark Options, as well as the number of Benchmark Options to be issued to each such Executive Officer, which determination will be made, in the discretion of the Board of Directors, based upon the overall 2005 financial results of the Registrant as well as on the personal performance of each Executive Officer during 2005. The maximum number of Benchmark Options to be issued under the Registrant's Stock Option Plans will be for the purchase of: (i) 75,000 shares of its common stock to Kevin J. Zugibe, its Chief Executive Officer, (ii) 50,000 shares of its common stock to Brian F. Coleman, its President, (iii) 37,500 shares of its common stock to Charles F. Harkins, its Vice President of Sales and Operations, (iv) 25,000 shares of its common stock to Stephen P. Mandracchia, its Vice President and (v) 25,000 shares to James R. Buscemi, its Chief Financial Officer. All such Benchmark Options will be issued at an exercise price equal to the closing sale price of the Registrant's common stock on the issuance date, and will vest in eight equal quarterly installments over a two year period with the first installment vesting on April 3, 2006 and expire on January 2, 2016, subject to earlier termination in certain circumstances.

    SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    HUDSON TECHNOLOGIES, INC.

Date: December 15, 2004	By:	/S/ Stephen P. Mandracchia
Name: Stephen P. Mandracchia
Title: Vice President Legal & Regulatory, Secretary